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                                                                   EXHIBIT 99.1

News from
[LOGO]  TWA
FOR IMMEDIATE RELEASE                           MEDIA CONTACT: John McDonald
                                                              (314) 589-3214
                                      ANALYSTS-INVESTOR CONTACT: Dave Garino
                                                              (314) 982-0551


                TRANS WORLD AIRLINES COMMENTS ON THIRD QUARTER


        ST. LOUIS, September 18, 1996 -- Trans World Airlines [AMEX: TWA] TWA today stated the company expects to report lower pre-tax results for the third quarter of 1996 than for the comparable period of 1995 (when adjusted for the effect of 1995 reorganization charges). The company stated that although summer traffic, load factors and overall revenues exceeded 1995 levels, July and August yields were below last year's levels. The company also noted significant cost increases in July and August relative to the prior year.

        Several factors dampened third quarter to date performance, the company said.

* July and August yields were below those experienced in 1995, attributable in part, the company believes, to a short-term loss of premium fare international bookings following the loss of Flight 800 on July 17. The company also attributed reduced yields to a combination of other factors including pricing issues and capacity growth concentrated in lower-yield markets.

* A slight temporary fall-off in advance bookings immediately following the Flight 800 tragedy resulted in September passenger loads that are below original expectations. This is consistent with the experiences of other airlines that have suffered similar tragedies, and the company has not observed a negative impact on advance bookings in October and thereafter.

* TWA experienced an unusually high level of domestic flight cancellations in July and August partly as a result of an extremely aggressive growth plan for summer flying. These excessive cancellations produced unanticipated expenses and the loss of some revenue. TWA has responded by reducing the September schedule by approximately 16 flights per day, producing a more manageable level of flying while still maintaining a September schedule with available seat mile
(ASM) growth of approximately 10 percent over the prior September. Since implementing the revised schedule, TWA has operated at an on-time arrival rate of 79.1 percent (versus 69.3 percent in July and August).

* Fuel price increases are having a negative impact. Although this is generally epxerienced industry-wide, its effect is more pronounced in the case of TWA's less fuel-efficient fleet. The company stated that it is continuing efforts to modernize the fleet. TWA this week announced the exercise of an option for ten new McDonnell Douglas MD83 aircraft. In total, the company now has 34 new MD80 series and Boeing B757-200 aircaft on order (and took delivery of the first new B757-200 in July). By the








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end of 1997, a total of 24 more fuel efficient new and used aircraft are to be added to the fleet, primarily as replacements for older, less efficient aircraft types.

* The company noted that it is making significant expenditures in an enhanced maintenance program designed, among other things, to improve schedule reliability. The costs associated with this program will be partially alleviated over time through fleet renewal. The company stated that its efforts in this area are consistent with its previously-announced objective of growing the airline through greater aircraft utilization while simulatenously renewing its fleet.

   "Operationally and emotionally this has been an extremely difficult summer for the people of TWA, and unfortunately it now appears that we will see these difficulties reflected in third quarter financial results," said Jeffrey H. Erickson, president and chief executive officer. "While we are disappointed by this, we continue to have faith in the future of TWA. Prior to this quarter, we recorded six consecutive quarters of improved results; our fleet renewal program is underway; and we continue to grow as we have said we must. We are taking the steps necessary to keep TWA's recovery on track."

        TWA previously reported July and August traffic growth of 11.7 percent over the year-earlier period. Capacity as measured by ASMs increased 9.6 percent for the same period, for a load factor increase of 1.4 points over 1995 levels.

        The estimates and projections in various forward-looking statements and information contained herein are based on management's beliefs as well as assumptions made by, and information currently available to, management. Whether such forward-looking statements and information ultimately prove to be accurate depends on various uncertainties and future developments that cannot be predicted.


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